Exhibit 99.2

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Announces Tentative Settlement with the Department of Justice

WEST CHESTER, Ohio – November 4, 2009 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems, today announced that it has reached a tentative agreement, subject to completion and approval of a written settlement agreement, with the Department of Justice (DOJ) to resolve the issues raised in the DOJ’s investigation and the related qui tam complaint regarding the marketing of the Company’s surgical ablation devices. The agreement includes AtriCure’s assertion that the Company and its employees have not engaged in any wrongdoing or illegal activity.

Pursuant to the tentative agreement, AtriCure would pay $3.8 million plus interest over a five-year period. Payments during the five-year period, inclusive of interest, would be $0.5 million, $0.5 million, $0.65 million, $1.0 million and $1.5 million, respectively. AtriCure has recorded a settlement reserve of $3.8 million related to the agreement in its financial statements for its quarter ended September 30, 2009. Further, as is typical of settlements of this nature, AtriCure has agreed, subject to completion and approval of a written agreement, to enter into a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure Isolator® bipolar ablation system as a treatment alternative during open-heart surgical procedures to create lesions in cardiac tissue to block the abnormal electrical impulses that cause atrial fibrillation, or AF, a rapid, irregular quivering of the upper chambers of the heart. Additionally, medical journals and leading cardiothoracic surgeons have described the AtriCure Isolator system as a promising treatment alternative for patients who may be candidates for sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has cleared the AtriCure Isolator system and AtriCure’s multifunctional pen and CoolrailTM linear ablation device, for the ablation, or destruction, of cardiac tissue during surgical procedures. Additionally, the FDA has cleared AtriCure’s multifunctional pen for temporary pacing, sensing, stimulating and recording during the evaluation of cardiac arrhythmias and AtriCure’s Cryo1TM system for the cryosurgical treatment of cardiac arrhythmias. To date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuits, qui tam complaint and Department of Justice investigation) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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